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                                                                 EXHIBIT (a)(4)


                            PRICE ENTERPRISES, INC.
                               4649 MORENA BLVD.
                          SAN DIEGO, CALIFORNIA 92117

                                                                 October 6, 1999

To the Common Stockholders of Price Enterprises, Inc.:

     Excel Legacy Corporation has commenced an exchange offer to purchase all outstanding shares of Price Enterprises common stock. The terms of the Offer, as well as related agreements between Price Enterprises and Legacy and between certain stockholders of Price Enterprises and Legacy, are described in the Offer to Exchange dated October 6, 1999. The Offer is also discussed in the Letter of Transmittal, which is included in this package sent to you by Legacy.

     If you choose to exchange your shares of common stock in the Offer, for each share exchanged you will receive a total of $4.25 in cash, $2.75 in principal amount of Legacy's 9% Convertible Redeemable Subordinated Secured Debentures due 2004, and $1.50 in principal amount of Legacy's 10% Senior Redeemable Secured Notes due 2004. You should note that the Offer (and your ability to exchange your shares) will expire at 12:00 Midnight, New York City time, on November 3, 1999. The enclosed Letter of Transmittal gives you detailed instructions as to how to exchange your shares.

     In addition to the Offer to Exchange and Letter of Transmittal of Legacy, you are also receiving a copy of our Solicitation/Recommendation Statement on
Schedule 14D-9, which was filed by us with the Securities and Exchange Commission. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER AND RECOMMENDS THAT YOU ACCEPT THE OFFER AND EXCHANGE YOUR SHARES PURSUANT TO THE OFFER.

     Please read each of the enclosed materials carefully.

     The management and directors of Price Enterprises, Inc. thank you for the support you have given the Company. If you have any questions about the Offer, please feel free to call the information agent at (800) 659-6590.

                                          Sincerely,

                                          [JACK MCGRORY SIGNATURE]
                                          Jack McGrory
                                          President and Chief Executive Officer